Exhibit 99.1


  Spectrum Brands Completes Sale of Canadian Home & Garden Division

    ATLANTA--(BUSINESS WIRE)--Nov. 1, 2007--Spectrum Brands (NYSE:SPC) today announced that it has completed the sale of the Canadian division of its Home & Garden business segment, which operates under the name Nu-Gro. Net proceeds from the sale will be utilized to reduce Spectrum Brands' outstanding debt balance. The company currently estimates that its FY 2008 peak seasonal borrowing needs will be reduced by approximately $45 million as a result of cash proceeds from the transaction and the elimination of the working capital requirement for the Canadian Home & Garden business in the 2008 lawn and garden selling season. In addition, the company reiterated its commitment to further reducing outstanding indebtedness and leverage through the sale of assets.

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insect control products, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated FY2006 revenue of $2.5 billion. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    CONTACT: Spectrum Brands
             Investor Contact:
             Nancy O'Donnell, 770-829-6208
             VP Investor Relations
             or
             Sard Verbinnen & Co for Spectrum Brands
             Media Contact:
             Jamie Tully or Victoria Hofsted, 212-687-8080